CPS Technologies Corporation Establishes New $2.5 Million Credit Facility

Norton, Massachusetts, September 26, 2019. CPS Technologies Corporation (Nasdaq:CPSH) today announced that it has entered into a new three year $2.5 million credit facility with The Massachusetts Business Development Corporation. The new credit facility replaces the $1.25 million credit facility with Santander Bank, due to expire on September 30, 2019. Net availability under the facility will be 80% of eligible accounts receivable and is secured by accounts receivable, inventory and other assets of the company.

Chuck Griffith, Chief Financial Officer, stated, “Our new credit facility provides us with additional access to capital and provides us with more flexibility in meeting the needs of our expected growth. We are now able to include most of our foreign accounts receivable in the eligible accounts receivable category, significantly increasing our availability over that of our previous credit facility. Payment terms with some foreign customers are quite long; the increased availability of this credit facility will allow us to stop offering discounts for earlier payment to certain customers which will have a positive impact on both our top and bottom line. We are pleased to be working with The Massachusetts Business Development Corporation and believe they will be able to meet our capital needs for the foreseeable future.”

About CPS

CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems. CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines. They are also used as heat spreaders in internet switches, routers and high-performance microprocessors. CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2019 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS Technologies Corporation

Chuck Griffith, Chief Financial Officer

111 South Worcester Street

Norton, MA 02766

Telephone: (508) 222-0614

Web Site: www.alsic.com